CONSULTING AGREEMENT

This Consulting Agreement ("Agreement") is to be effective as of the 1st day of July 2007, by and between Titan Energy Worldwide, Inc. ("Company"), with offices located at 8880 Rio San Diego Dr. 8th Floor, San Diego, CA 92108 and John Tastad ("Consultant"), an Individual.

For the purposes of this Agreement, either of the above shall be referred to as a "Party" and collectively as the "Parties".

WHEREAS, the Company desires to increase and maximize its presence in the disaster recovery, and energy solutions industries in the United States and internationally; and

WHEREAS, Consultant is an experienced professional in the distributed power industries and has developed strong relationships in areas of interest to the Company;

THEREFORE, the Parties hereby agree as follows:

The Parties hereby agree as follows:

1. **APPOINTMENT OF JOHN TASTAD.** Company hereby appoints Consultant and Consultant hereby agrees to render services to Company as a Business Development and Technology Consultant.

2. **SERVICES.** During the term of this Agreement, Consultant shall provide advice to undertake for and consult with the Company concerning management of technology and marketing resources, consulting, strategic planning, and shall review and advise the Company regarding its and his overall progress, needs, and condition. Consultant agrees to provide on a timely basis the following enumerated services plus any additional services contemplated thereby:

   (a) Work with the company to plan, design and develop the Company's overall business development strategy.

   (b) Assist the Company in identifying effective and efficient technologies suitable for deployment in key target areas.

   (c) Assist the Company in traveling to target areas and countries in order to secure contracts and orders.

   (d) Assist in the identification, evaluation, structuring, negotiating, and closing of mergers, acquisitions, joint ventures, strategic alliances, and advise with regard to the ongoing managing and operating of such acquisitions upon consummation thereof; and

   TERM. The term ("Term") of this Consulting Agreement shall be for a period of six (6) months commencing on July 1, 2007. The contract will automatically be extended for an additional three (3) months. Either party hereto shall have the right to terminate this Agreement upon thirty (30) days prior written notice to the other party after the first three (3) months.

3. **COMPENSATION.** $15,000.00 per month beginning July 1, 2007.

4. **CONFIDENTIALITY.** Consultant will not disclose to any other person, firm or corporation, nor use for its own benefit, during or after the Term of this Consulting Agreement, any trade secrets or other information designated as confidential by Company which is acquired by Consultant in the

course of performing services hereunder. Any financial advice rendered by Consultant pursuant to this Consulting Agreement may not be disclosed in any manner without the prior written approval of Company.

5. **INDEMNIFICATION.** Company, its agents or assigns hereby agree to indemnify and hold Consultant harmless from and against all losses, claims, damages, liabilities, costs or expenses (including reasonable attorney's fees, collectively the "Liabilities"), joint and several, arising from the performance of this Consulting Agreement, whether or not Consultant is party to such dispute. This indemnity shall not apply, however, and Consultant shall indemnify and hold Company, its affiliates, control persons, officers, employees and agents harmless from and against all liabilities, where a court of competent jurisdiction has made a final determination that Consultant engaged in gross recklessness and willful misconduct in the performance of its services hereunder.

6. **INDEPENDENT CONTRACTOR.** Consultant and Company hereby acknowledge that Consultant is an independent contractor. Consultant shall not hold itself out as, nor shall it take any action from which others might infer that it is an agent of or a joint venture of Company.

7. **MISCELLANEOUS.** This Consulting Agreement sets forth the entire understanding of the Parties relating to the subject matter hereof, and supersedes and cancels any prior communications, understandings and agreements between the Parties. This Consulting Agreement is non-exclusive and cannot be modified or changed, nor can any of its provisions be waived, except by written agreement signed by all Parties. This Consulting Agreement shall be governed by the laws of the State of California without reference to the conflict of law principles thereof. In the event of any dispute as to the Terms of this Consulting Agreement, the prevailing Party in any litigation shall be entitled to reasonable attorney's fees.

8. **NOTICES.** Any notice required or permitted hereunder shall be given in writing (unless otherwise specified herein) and shall be deemed effectively given upon personal delivery or seven business days after deposit in the United States Postal Service, by (a) advance copy by fax, (b) mailing by express courier or registered or certified mail with postage and fees prepaid, addressed to each of the other Parties thereunto entitled at the following addresses, or at such other addresses as a Party may designate by ten days advance written notice to each of the other Parties at the addresses above and to the attention of the persons that have signed below.

Please confirm that the foregoing sets forth our understanding by signing the enclosed copy of this Consulting Agreement where provided and returning it to me at your earliest convenience.

All Parties signing below do so with full authority:

Party Receiving Services:	**Party Providing Services:**
Titan Energy Worldwide, Inc.	**John Tastad, an individual**
Jeffrey Flannery/CEO	John Tastad, an individual